EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 18th day of May, 2007 (the "Signing Date"), by and among BIOANALYTICAL SYSTEMS, INC., a corporation organized under the laws of the State of Indiana ("Company"), and Richard M. Shepperd ("Employee").

Preliminary Statements:

A. The Company is engaged in the business of providing contract research services and manufacturing and distributing scientific instruments ("Business").

B. The Company wishes to employ Employee on the terms and conditions contained herein, and Employee wishes to enter into such employment.

In consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

Term, Compensation, and Benefits

Section 1.1. Term. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until December 31, 2009 (the "Initial Term"). The Initial Term shall be extended for successive three month periods (the "Additional Terms," and together with the Initial Term, the "Employment Period"), except that if either the Employee or the Company gives the other party written notice at least thirty (30) days before the end of the Initial Term, or any Additional Term, then this Agreement shall expire at the end of its then current term.

Section 1.2. Compensation and Benefits.

Section 1.2.1. Salary. The Company will pay Employee a base salary of $35,000.00 per month. Salary shall be paid in equal semi-monthly installments in arrears.

Section 1.2.2. Discretionary Bonus. Employee will be eligible for an annual bonus, which shall be based upon Employee’s performance of his duties during the preceding twelve (12) month period of employment. The amount and terms of such bonus shall be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion.

Section 1.2.3. Stock Options. As of the Signing Date, Employee will be granted options to purchase Two Hundred Seventy-five Thousand (275,000) of the Company's common shares, pursuant to an option agreement to be entered into by the Company and Employee as of the date hereof (the "Option Agreement"), at a price per share equal to the closing price for the Company's common shares as reported on the NASDAQ Stock Market on the last trading day prior to the Signing Date, subject to approval of such grant by the shareholders of the Company at the next annual meeting of shareholders, unless a special meeting of shareholders is held prior thereto, in which case shareholder approval shall be sought at such special meeting. Except as otherwise provided in this Agreement or the Option Agreement, such options shall vest in three (3) installments as follows: (a) the first installment of Seventy-Five Thousand (75,000) shares shall vest on the date the shareholders of the Company approve the grant of the options, (b) the second installment of One Hundred Thousand (100,000) shares shall vest on December 1, 2008, and (c) the final installment of One Hundred Thousand (100,000) shares shall vest on December 1, 2009. All unvested options shall vest immediately upon a Change in Control. If (a) the Company's shareholders do not approve the grant of options described in this Section 1.2.3, and (b) all conditions which must be satisfied prior to the exercise of any options under the option agreement and hereunder (including the continued employment of Employee) are satisfied at the time each installment of options would have otherwise become vested, Employee shall be eligible for a cash bonus to be paid in three (3) installments on the Company's first regular payroll payment date after (i) the date of the meeting at which the Company's shareholders fail to approve the option grant, (ii) December 1, 2008, and (iii) December 1, 2009. Each such bonus payment shall be in an amount determined by subtracting the closing stock price on the Signing Date from the closing stock price on the last trading day prior to each such payment date (each such price, the "Future Closing Price") and multiplying the result (but only if a positive number) by the number of options that would have vested and become exercisable on such date if the shareholders had approved the option grant.

Section 1.2.4 Expense Reimbursement. Employee will be entitled to reimbursement of travel, entertainment and other out of pocket expenses incurred by him in the course of his employment in accordance with the Company's standard reimbursement policies.

Section 1.2.5. Vacation Policy. Employee will be eligible for three (3) weeks of vacation each year of the Employment Period. Employee's compensation shall continue to be paid in full during each vacation period. Any unused vacation remaining at the end of any year ending on an anniversary date of the effective date hereof, or January 1, shall carry over to the following one-year period commencing on such anniversary date (the "Following Year"), but shall not carry over beyond the Following Year. Vacation time not used prior to the expiration of the Following Year will be banked for short-term disability as described in the Company Employee Handbook.

Section 1.2.6. Other Benefits. During the Employment Period, the Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions.

Section 1.2.7. Required Withholdings. All amounts to be paid hereunder shall be paid in accordance with normal payroll procedures of the Company and shall be subject to all required withholdings and deductions.

ARTICLE 2

Duties

Section 2.1 Duties. During the Employment Period, the Employee will be the chief executive officer of the Company with the titles President and Chief Executive Officer and shall have full responsibility and decision-making authority for the day-to-day operations of the Company's business, subject to the general control of the Board of Directors. The Employee shall report to and serve at the pleasure of the Board of Directors of the Company and shall perform such other services as the Board of Directors of the Company may reasonably require to conduct the Company's business. Notwithstanding any other provisions of this Agreement, the Company shall not impose employment duties or constraints of any kind upon the Employee which would require the Employee to violate any ordinance, regulation, statute or other law. The Employee shall devote his full working time, attention and energy to the performance of the duties imposed hereunder. The Employee shall conform to such hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside his normal hours. The Employee will NOT be held financially, legally, or otherwise liable for any past practices or actions or decisions made by the Company, or its predecessors prior to the start of the Employee's beginning date of employment.

ARTICLE 3

Confidentiality, Non-Solicitation and Other Matters

Section 3.1. Confidentiality Agreement. The Employee, prior to and during the term of employment under this Agreement, has had and will have access to and has become or will become familiar with information, whether or not originated by the Employee, which is used in or related to the Business or the business of the Company and its subsidiaries and affiliates of the Company and is (a) proprietary to, about, or created by the Company its subsidiaries or its affiliates, (b) designated as confidential by the Company, its subsidiaries or its affiliates, or (c) not generally known to or ascertainable by proper means by the public ("Confidential Information").

Further, the Employee has had and will have access to Proprietary Items (as defined below) proprietary to the Company, its subsidiaries or its affiliates. "Proprietary Items" shall mean all legally-recognized rights which result from or are derived from the Employee's work product or the work product of others made for the Company, its subsidiaries or its affiliates, including all past, present and future work product made for the Company, its subsidiaries or its affiliates, or with knowledge, use or incorporation of Confidential Information, including, but not limited to works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, trademarks, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, conceived or made or developed by the Employee (solely or in cooperation with others) or others during the term of this Agreement or prior to or during his tenure with the Company, or which are reasonably related to the Business or the business of the Company or certain subsidiaries or affiliates of the Company or the actual or demonstrably anticipated research and development of the Company.

The Employee agrees that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by him, except as required in the course of his employment with the Company, nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company's employees bound by similar agreement, during the term of this Agreement or at any time thereafter. All Confidential Information and Proprietary Items, whether prepared by the Employee or otherwise, coming into his possession shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company. Upon termination of Employee's employment with the Company for any reason, Employee shall immediately return and deliver to the Company all Proprietary Items and all documents and other items containing Confidential Information, including all copies thereof.

The Employee will not be obliged to keep information confidential to the extent that the information has ceased to be confidential and has entered the public domain otherwise than due to the Employee's acts. The provisions of this Section 3.1 shall be in addition to, and shall not affect, the Employee's common law duty of fidelity to the Company.

Section 3.2. Disclosure and Assignment of Inventions. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during his employment by the Company, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as "Inventions"). Employee hereby acknowledges that any and all of said Inventions are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee's right, title and interest in and to any and all of such Inventions.

Section 3.3. Non-solicitation. The Employee agrees that during the Employee's employment with the Company and for an additional period of the two (2) years immediately following termination of the Employee's employment with the Company, the Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an "Other Entity"), (i) contact or communicate with any person or entity who was a customer or client of the Company in the Business during the period in which the Employee was employed by the Company, or any person or entity with whom the Company had discussions regarding that person or entity becoming a client or customer of the Company in the Business during the period in which the Employee was employed by the Company, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business or otherwise terminate or modify in a manner that is adverse to the Company its relationship with the Company; provided, however, that nothing in this sentence shall prevent the Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company for employment or a consulting or other services arrangement with an Other Entity or to otherwise terminate their employment with the Company. The restrictions of this Section 3.3 shall not be deemed to prevent the Employee from owning not more than five per cent (5%) of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 3.3 as so reduced. If any sentence, word or provision of this Section 3.3 shall be severed herefrom and the remainder shall be enforced as it the unenforceable sentence, word or provision did not exist. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this Section 3.3 shall survive for a period of two (2) years following termination of the Employee's employment with the Company, at which time the terms and conditions of this Section 3.3 shall terminate.

Section 3.4. Survival. Except as set forth below, the provisions of Sections 3.1, 3.2 and 3.3 shall survive and be enforceable following termination of Employee's employment with the Company, regardless of the reason for or circumstances of such termination.

ARTICLE 4

Termination of Employment

Section 4.1. Resignation by the Employee. The Employee may resign from his employment with the Company at any time by providing written notice to the Company of resignation as set forth below.

Section 4.1.1. Resignation with "Good Reason." Employee may resign at any time for "good reason," due to:

(a) a material breach of this Agreement by the Company which continues after the Employee has given the Company thirty (30) days' written notice of such breach, or

(b) the assignment to the Employee of duties materially inconsistent with this Agreement other than in accordance with the terms of this Agreement, and the Company has not rectified such assignment within thirty (30) days after the Employee has given the Company written notice of such breach.

A termination by the Employee for "good reason" shall entitle the Employee to the same compensation and benefits as if the Employee had been terminated by the Company without Cause. In the event of a termination by the Employee for "good reason," the provisions of Section 3.3 shall not apply and shall be of no force or effect.

Section 4.1.2. Resignation Without "Good Reason." The Employee may resign from his employment with the Company at any time by providing written notice to the Company at least fourteen (14) days prior to the effective date of the resignation (the actual effective date of such resignation pursuant to any subsection of Section 4.1 being the "Resignation Date").

Section 4.1.3. Post-Resignation Undertakings. Upon any resignation by the Employee, the Employee shall use reasonable best efforts to assist the Company in good faith to effect a smooth transition.

Section 4.2. Termination by the Company. The Company may terminate the Employee's employment with the Company at any time (the actual date of termination being referred to as the "Termination Date") with or without Cause (as defined herein), by providing written notice of the Termination Date to the Employee ("Termination Notice"). Unless otherwise provided in a Termination Notice, any Termination Notice shall be effective immediately and Employee's employment shall terminate on the Termination Date set forth therein. Upon termination of Employee by the Company pursuant to Section 4.2, the Employee shall use reasonable best efforts to assist the Company in good faith to effect a smooth transition. Upon receipt by the Employee of a Termination Notice pursuant to this Section 4.2, the Company may request the Employee to vacate the premises owned by the Company and used in connection with the Business within a reasonable time.

Section 4.2.1. Termination by the Company With Cause. This Agreement shall be deemed to be terminated and the employment relationship between the Employee and the Company shall be deemed severed upon written notice to the Employee by the Company after the occurrence of any of the following, each of which shall constitute "Cause" for purposes of this Agreement:

(a) The final, non-appealable imposition of any restrictions or limitations by any governmental authority having jurisdiction over the Employee to such an extent that he cannot render the services for which he was employed.

(b) The Employee (i) willfully and continually fails or refuses (without proper cause) to substantially perform the duties of his employment and to adhere in all material respects to the provisions of this Agreement and the written policies of the Company, which failure shall not be remedied within ten (10) business days after written notice from the Company to the Employee, or (ii) conducts himself in a fraudulent manner, or (iii) conducts himself in an unprofessional or unethical manner which in the reasonable judgment of the Board of Directors of the Company is detrimental to the Company.

(c) The Employee willfully and continually fails or refuses to adhere to any written agreements to which the Employee and the Company or any of its affiliates are parties, which failure shall not be remedied within ten (10) business days after written notice from the Company to the Employee.

(d) Employee is convicted of a felony or a crime involving moral turpitude or enters a plea of nolo contendere thereto.

Section 4.2.2. Termination upon Employee's Death. The Employee's employment shall be automatically terminated and the employment relationship between the Employee and the Company shall be deemed severed upon the death of the Employee during the Employment Period.

Section 4.2.3. Termination upon Employee's Permanent Disability. The Company shall may terminate Employee's employment upon fourteen (14) days notice in the event of the permanent disability of the Employee, which for the purposes of this Agreement is defined as the Employee's inability, through physical or mental illness or other cause, to perform, in the opinion of the Board, his normal duties as an employee for a period of ninety (90) days out of any one hundred twenty (120) day period during the term of this Agreement or for a period of ninety (90) consecutive days.

Section 4.3. Consequences of Termination of Employment.

Section 4.3.1. Termination without Cause and Resignation with "Good Reason." In the event of termination of Employee's employment without Cause pursuant to Section 4.2.1 or the resignation by Employee for "good reason" pursuant to Section 4.1.1, (a) the Company shall pay to Employee the Employee's then current salary through the Termination Date or Resignation Date, payable to Employee no later than the Company's next regular payroll payment date following the Resignation Date or Termination Date, and shall pay Employee as compensation for loss of office (i) a sum equal to Employee's then-current base salary for the remainder of the Initial Term, to be paid in equal monthly installments over the period following the Termination Date or Resignation Date, which payments shall be paid in accordance with the normal payroll procedures of the Company and shall be subject to all required withholdings and deductions, provided that such payments shall cease if the Employee becomes employed during such period, (ii) all vacation accrued as of the Termination Date or Resignation Date calculated in accordance with Section 1.2.5, payable to Employee no later than the Company's next regular payroll payment date following the Resignation Date or Termination Date, and (iii) all bonuses earned but not paid as of the Termination Date or Resignation Date; and (b) the provisions of Section 3.3 shall not apply and shall be of no further force or effect. Payment of the bonus, if any, shall be made on or before March 31 of the year following the Resignation Date or Termination Date.

Section 4.3.2. Termination for Cause and Resignation without Good Reason. In the event of termination of Employee's employment for Cause or the resignation by Employee without "good reason," the Company shall pay to Employee the Employee's earned but unpaid then-current base salary through the Termination Date or Resignation Date, payable to Employee no later than the Company's next regular payroll payment date following the Resignation Date or Termination Date, and which payments shall be subject to all required withholdings and deductions, (b) all vacation accrued as of the Termination Date or Resignation Date calculated in accordance with Section 1.2.5, payable to Employee no later than the Company's next regular payroll payment date following the Resignation Date or Termination Date, and (c) all bonuses earned but not paid as of the Termination Date or Resignation Date. Payment of the bonus, if any, shall be made on or before March 31 of the year following the Resignation Date or Termination Date.

Section 4.3.3. Death of Employee. In the event of the death of Employee, the Company shall pay to Employee's executor, personal representative, administrator, or heirs, as the case may be, the Employee's earned but unpaid then-current base salary through the date of the Employee's death, payable no later than the Company's next regular payroll payment date following the death of Employee, which payment shall be subject to all required withholdings and deductions, (b) all vacation accrued as of the Termination Date calculated in accordance with Section 1.2.5, payable no later than the Company's next regular payroll payment date following the death of Employee, and (c) all bonuses earned but not paid as of the date of Employee’s death. Payment of the bonus, if any, shall be made on or before March 31 of the year following Employee's death.

Section 4.3.4. Permanent Disability of Employee. In the event of termination of Employee's employment as a consequence of Employee's Permanent Disability, the Company shall pay to Employee the Employee's earned but unpaid then-current base salary through the Termination Date, payable to Employee no later than the Company's next regular payroll payment date following the Termination Date, and which payments shall be subject to all required withholdings and deductions, (b) all vacation accrued as of the Termination Date calculated in accordance with Section 1.2.5, payable to Employee no later than the Company's next regular payroll payment date following the Termination Date, and (c) all bonuses earned but not paid as of the Termination Date. Payment of the bonus, if any, shall be made on or before March 31 of the year following the Termination Date.

Section 4.3.5. Additional Compensation. Employee shall not be entitled to other compensation as a result of the termination of his employment for any reason, except pursuant to Article 5.

ARTICLE 5

Change in Control

The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Employee's full attention and dedication to the Company currently and in the event of any pending, threatened or actual Change in Control, and to provide the Employee with compensation and benefits arrangements upon a Change in Control which are consistent with the Employee’s significant leadership position and which are competitive. (See Addendum A for Definition of "Change in Control"). If Employee receives compensation pursuant to this Article 5, Employee shall not be entitled to any compensation payable pursuant to Article 4.

Section 5.1. Involuntary Termination/Change in Control. In the case of involuntary termination of the Employee, resulting from a Change in Control of the Company, and due to one or more of the following conditions being met up to one (1) year following such Change in Control:

(a) Elimination or diminution of the Employee’s position, authority, duties and responsibilities relative to the most significant of those held, exercised and assigned at any time during the six (6) month period immediately preceding a Change in Control; or

(b) Change in location requiring the Employee’s services to be performed at a location other than the location where the Employee was employed immediately preceding a Change in Control, other than any office which is the headquarters of the Company and is less than thirty-five (35) miles from such location.

The Employee will be deemed to have received written notice of involuntary termination and will be paid compensation in the form of Terminal Pay as set forth in this Article 5.

Section 5.2. Terminal Pay. In the event of the termination of Employee's employment pursuant to Section 5.1, Employee will receive terminal pay, equal to Eight Thousand Three Hundred Thirty-three and 34/100 Dollars ($8,333.34) for each month remaining in the Employment Period as of the date of termination of employment (plus a prorated amount at the same rate for any portion of a month remaining in the Employment Period as of such date), which amount shall be payable to the Employee by the Company no later than the Company's next regular payroll payment date following the date of termination of Employee's employment subject to all required withholdings and deductions (the "Terminal Pay").

Section 5.3. Special Bonus. In addition to the Terminal Pay, the Employee will be eligible, based on performance, for any special bonus program which may be instituted by the Company in recognition of particular assignments, duties or responsibilities required during the crucial transition period leading up to, or following, the Change in Control.

ARTICLE 6

Miscellaneous

Section 6.1. Relationship between the Parties. The relationship between the Company and the Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give the Employee any interest in any of the assets of the Company.

Section 6.2. Eligibility. Employee must provide proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws. Proof of eligibility includes a valid driver's license, original social security card, passport, certified birth certificate, or an unexpired employment eligibility card.

Section 6.3. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:	Bioanalytical Systems Inc.
2701 Kent Avenue
West Lafayette, IN 47906
Attn: Board of Directors

If to Employee:	Richard M. Shepperd
2701 Kent Avenue
West Lafayette, IN 47906

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 5.3.

Section 6.4. Enforceability. Both the Company and the Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

Section 6.5. Nonwaiver. The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or his rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

Section 6.6. Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities. This Agreement may not be assigned by either party without prior written agreement of the other party.

Section 6.7. Governing Law. The laws of the State of Indiana shall govern the construction and enforceability of this Agreement.

Section 6.8. Entire Agreement. This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

Section 6.9. Headings. The headings of the sections are inserted for convenience only and do not affect the interpretation or construction of the sections.

Section 6.10. Remedies. Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 3.1 through 3.3 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent without any requirement to post a bond or other surety, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Sections 3.1 through 3.3 of this Agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement, to recover from Employee its reasonable costs including attorney's fees if the Company is the prevailing party in an action by the Company. This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Agreement as of the day and year first written above.

"COMPANY" Bioanalytical Systems, Inc.	"EMPLOYEE"

By: /s/ Michael R. Cox	/s/ Richard M. Shepperd
Michael R. Cox Vice President-Finance and Chief Financial Officer	Richard M. Shepperd

ADDENDUM A

Definition of Change in Control

A "Change in Control" shall mean the occurrence of any of the following events:

1
Approval by shareholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common shares immediately prior to the consolidation or merger have substantially the same proportionate ownership of voting common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

2
A change in the majority of members of the Board of Directors of the Company within a twenty-four (24) month period unless the election, or nomination for election by the Company shareholders, of each new director was approved by a vote of two-thirds (2/3) of the directors then still in office who were in office at the beginning of the twenty-four (24) month period.

3
The Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than fifty percent (50%) of the share of voting common stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the shares of voting common stock of the combined company, any shares received by affiliates (as defined in the rules of the SEC) of such other company in exchange for stock of such other company).